                                                                Exhibit 99(g)


                           CONSOLIDATED STATEMENTS OF
                     INCOME AND RETAINED EARNINGS (DEFICIT)

                       Minolta Co., Ltd. and Consolidated
                                  Subsidiaries
                    Years ended March 31, 1998, 1997 and 1996


                                                                                                                    Thousands of
                                                                                  Millions of yen                   U.S. dollars
                                                                                                                      (Note 1)
                                                                  --------------------------------------------------------------
                                                                       1998            1997            1996             1998
                                                                  -----------      -----------    -----------       ------------
NET SALES (Notes 10 and 18)...................................    Y   490,259       Y  448,074     Y  365,751        $3,714,083
COST OF SALES (Notes 10 and 18)...............................        278,039          262,445        220,554         2,106,356
                                                                 ------------      -----------     ----------        ----------
      Gross profit............................................        212,220          185,629        145,197         1,607,727

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 18)........        185,127          165,271        131,177         1,402,477
                                                                 ------------      -----------     ----------        ----------
      Operating profit (Note 18)..............................         27,093           20,358         14,020           205,250

OTHER INCOME (EXPENSES):
    Interest and dividend income..............................          1,380            1,136          1,405            10,454
    Interest expense..........................................         (9,840)          (9,589)        (9,217)          (74,545)
    Other, net (Note 12)......................................         (6,734)            (297)           147           (51,015)
                                                                 ------------      -----------     ----------        ----------
                                                                      (15,194)          (8,750)        (7,665)         (115,106)
                                                                 ------------      -----------     ----------        ----------
      Income before income taxes and minority interests.......         11,899           11,608          6,355            90,144

INCOME TAXES (CREDIT) (Note 13):
    Current...................................................          7,458            1,928          1,722            56,500
    Deferred..................................................        (11,986)            (492)           156           (90,803)
                                                                 ------------      -----------     ----------        ----------
                                                                       (4,528)           1,436          1,878           (34,303)
                                                                 ------------      -----------     ----------        ----------
      Income before minority interests........................         16,427           10,172          4,477           124,447

MINORITY INTERESTS............................................             (2)            (118)           232               (15)
                                                                 ------------      -----------     ----------        ----------
      Net income..............................................         16,429           10,290          4,245           124,462
                                                                 ------------      -----------     ----------        ----------

RETAINED EARNINGS (DEFICIT) (Note 7):
    Balance at beginning of year..............................        (12,150)         (20,134)       (23,196)          (92,046)
    Adjustments due to increase in consolidated subsidiaries..           (340)            (758)        (1,218)           (2,576)
    Adjustments due to decrease in consolidated subsidiaries..            106               --             41               804
    Appropriations:
      Cash dividends (Note 7).................................          1,676            1,396             --            12,697
      Bonuses to directors and corporate auditors (Note 7)....             50               --             --               379
      Transfer to legal reserve (Note 7)......................            184              152              6             1,394
                                                                 ------------      -----------     ----------        ----------

    Balance at end of year....................................    Y     2,135       Y  (12,150)    Y  (20,134)      $    16,174
                                                                 ------------      -----------     ----------        ----------
                                                                 ------------      -----------     ----------        ----------




                                                                                                                    U.S. dollars
                                                                               Yen                                    (Note 1)
                                                                 ---------------------------------------------------------------
NET INCOME PER SHARE (Note 2 (m)).............................    Y     58.83       Y    36.85     Y    15.20        $    0.45


See accompanying notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS

                       Minolta Co., Ltd. and Consolidated
                                  Subsidiaries
                             March 31, 1998 and 1997


                                                                                                                  Thousands of
                                                                                         Millions of yen      U.S. dollars (Note 1)
                                                                                  -------------------------------------------------
ASSETS                                                                                1998            1997            1998
                                                                                  ------------  ------------      ------------
CURRENT ASSETS:
    Cash and cash equivalents...............................................       Y    51,684   Y    37,432        $  391,545
    Marketable securities...................................................             5,423         7,842            41,084
    Notes and accounts receivable:
       Trade................................................................           103,680       100,435           785,455
       Unconsolidated subsidiaries and affiliates...........................             7,022         5,871            53,197
       Other................................................................             4,263         3,573            32,295
       Allowance for doubtful receivables...................................            (4,509)       (4,181)          (34,159)
                                                                                   -----------   -----------        ----------
         Notes and accounts receivable, net.................................           110,456       105,698           836,788

    Inventories (Note 3)....................................................           125,087       113,301           947,629
    Other current assets (Note 13)..........................................            23,538        10,165           178,318
                                                                                   -----------   -----------        ----------
         Total current assets...............................................           316,188       274,438         2,395,364
                                                                                   -----------   -----------        ----------

INVESTMENTS AND LONG-TERM RECEIVABLES:
    Investments in securities:
       Unconsolidated subsidiaries and affiliates...........................             2,580         3,407            19,545
       Other (Notes 5 and 6)................................................            33,484        32,103           253,667
                                                                                   -----------   -----------        ----------
         Total investments in securities....................................            36,064        35,510           273,212
    Long-term receivables:
       Unconsolidated subsidiaries and affiliates...........................               478           364             3,621
       Other................................................................             2,919         2,839            22,113
       Allowance for doubtful receivables...................................              (282)         (382)           (2,136)

         Long-term receivables, net.........................................             3,115         2,821            23,598
    Other investments (Note 6)..............................................             8,847         7,209            67,023
                                                                                   -----------   -----------        ----------
         Total investments and long-term receivables........................            48,026        45,540           363,833
                                                                                   -----------   -----------        ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST (Note 6):
    Land....................................................................            13,181        12,849            99,857
    Buildings and structures................................................            61,806        59,871           468,227
    Machinery and equipment.................................................           157,218       149,241         1,191,045
    Construction in progress................................................               452           404             3,424
                                                                                   -----------   -----------        ----------
                                                                                       232,657       222,365         1,762,553
    Accumulated depreciation................................................          (150,005)     (146,329)       (1,136,401)
                                                                                   -----------   -----------        ----------
         Property, plant and equipment, net.................................            82,652        76,036           626,152
                                                                                   -----------   -----------        ----------
OTHER ASSETS (Note 2(n))....................................................             8,224         8,411            62,303
                                                                                   -----------   -----------        ----------
                                                                                   Y   455,090   Y   404,425      $  3,447,652
                                                                                   -----------   -----------        ----------
                                                                                   -----------   -----------        ----------



See accompanying notes to consolidated financial statements.


                                                                                                                Thousands of U.S.
                                                                                         Millions of yen         dollars (Note 1)
                                                                                  -------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY                                                  1998          1997               1998
                                                                                  ------------  ------------      ------------
CURRENT LIABILITIES:
    Short-term bank loans (Notes 4 and 6)...................................       Y   147,071   Y   138,006        $1,114,174
    Commercial paper........................................................             7,266         8,066            55,045
    Current portion of long-term debt (Notes 4 and 6).......................            21,429         4,835           162,341
    Notes and accounts payable:
       Trade................................................................            76,020        78,394           575,909
       Unconsolidated subsidiaries and affiliates...........................             1,631         2,260            12,356
                                                                                   -----------   -----------        ----------
         Total notes and accounts payable...................................            77,651        80,654           588,265
    Accrued income taxes....................................................             8,115         2,704            61,477
    Accrued expenses........................................................            17,906        15,151           135,652
    Other current liabilities...............................................            29,405        25,924           222,766
                                                                                   -----------   -----------        ----------
         Total current liabilities..........................................           308,843       275,340         2,339,720
                                                                                   -----------   -----------        ----------

LONG-TERM LIABILITIES:
    Long-term debt (Notes 4 and 6)..........................................            41,919        40,172           317,569
    Retirement and severance benefits (Note 11).............................            16,806        14,914           127,318
    Other (Note 6)..........................................................             6,236         7,347            47,242
                                                                                   -----------   -----------        ----------
         Total long-term liabilities........................................            64,961        62,433           492,129
                                                                                   -----------   -----------        ----------

MINORITY INTERESTS..........................................................               736           576             5,576
                                                                                   -----------   -----------        ----------

SHAREHOLDERS' EQUITY:
    Common stock,  Y 50 par value, (Notes 4 and 8):
       Authorized-800,000,000 shares
       Issued-279,281,891 shares in 1998 and
               279,277,201 shares in 1997...................................            25,461        25,460           192,886
    Capital surplus (Note 8)................................................            50,829        50,827           385,068
    Legal reserve (Note 7)..................................................             2,127         1,943            16,114
    Retained earnings (deficit) (Note 7)....................................             2,135       (12,150)           16,174
                                                                                   -----------   -----------        ----------
                                                                                        80,552        66,080           610,242

    Less treasury stock, at cost:
       3,301 shares in 1998 and
       5,582 shares in 1997 (Note 9)........................................                 2             4                15
                                                                                   -----------   -----------        ----------

         Total shareholders' equity.........................................            80,550        66,076           610,227
                                                                                   -----------   -----------        ----------

CONTINGENT LIABILITIES (Note 15)............................................       Y   455,090   Y   404,425      $  3,447,652
                                                                                   -----------   -----------        ----------
                                                                                   -----------   -----------        ----------


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                       Minolta Co., Ltd. and Consolidated
                                  Subsidiaries
                    Years ended March 31, 1998, 1997 and 1996


                                                                                                                 Thousands of U.S.
                                                                                 Millions of yen                  dollars (Note 1)
                                                                 -----------------------------------------------------------------
                                                                      1998            1997            1996             1998
                                                                 ------------      -----------    -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES (Note 16):
    Net income................................................    Y    16,429       Y   10,290     Y    4,245         $ 124,462
    Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
        Depreciation and amortization.........................         20,172           17,957         15,270           152,818
        Loss (gain) on disposal of property, plant and equipment
                                                                          642            1,042         (1,163)            4,864
        Loss (gain) on sales of marketable securities and
         investments in securities............................            999           (2,356)        (7,491)            7,568
        Loss on revaluation of securities.....................            857                -              -             6,492
        Deferred income taxes.................................        (11,986)             280            (85)          (90,803)
        Provision for losses on receivables...................          1,316            1,910            819             9,970
        Other.................................................            548               74            506             4,151
        Changes in operating assets and liabilities:
          Notes and accounts receivable.......................         (4,761)         (19,403)       (13,507)          (36,068)
          Inventories.........................................        (12,223)          (5,562)       (11,991)          (92,599)
          Notes and accounts payable..........................         (2,864)          20,781         (2,276)          (21,697)
          Accrued income taxes................................          5,413            1,667            281            41,008
          Accrued expenses....................................          2,484              938          2,459            18,818
          Other current assets................................         (1,607)          (3,513)           663           (12,174)
          Other current liabilities...........................            391            3,990         (1,513)            2,962
        Foreign currency adjustments (Note 2(n))..............          1,156            1,609         (8,148)            8,757
                                                                  -----------       ----------     -----------        ---------
              Net cash provided by (used in) operating
                activities....................................         16,966           29,704        (21,931)          128,529
                                                                  -----------       ----------     -----------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES (Note 16):
    Purchases of property, plant and equipment................        (28,526)         (17,826)       (13,942)         (216,106)
    Proceeds from sales of property, plant and equipment......          3,174            2,885          8,561            24,045
    Proceeds from sales of marketable securities and
      investments in securities...............................          1,827           11,177         32,678            13,841
    Increase in marketable securities and investments in
      securities..............................................         (3,008)         (15,616)       (25,037)          (22,788)
    Other, net................................................         (1,955)          (5,377)        (1,483)          (14,810)
                                                                  -----------       ----------     -----------        ---------
              Net cash (used in) provided by investing
                activities....................................        (28,488)         (24,757)           777          (215,818)
                                                                  -----------       ----------     -----------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES (Note 16):
    Proceeds from long-term debt..............................          5,456           12,335          8,535            41,333
    Repayment of long-term debt...............................         (2,400)          (1,496)        (5,725)          (18,182)
    Increase (decrease) in short-term bank loans..............          5,195           (8,087)        14,543            39,356
    (Decrease) increase in commercial paper...................           (801)             622           (598)           (6,068)
    Issuance of unsecured bonds...............................         20,000                -              -           151,516
    Dividends paid............................................         (1,676)          (1,396)             -           (12,697)
                                                                  -----------       ----------     -----------        ---------
              Net cash provided by financing activities.......         25,774            1,978         16,755           195,258
                                                                  -----------       ----------     -----------        ---------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............         14,252            6,925         (4,399)          107,969
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................         37,432           30,507         34,906           283,576
                                                                  -----------       ----------     -----------        ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................    Y    51,684       Y   37,432     Y   30,507         $ 391,545
                                                                  -----------       ----------     -----------        ---------
                                                                  -----------       ----------     -----------        ---------



See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Minolta Co., Ltd. and Consolidated Subsidiaries
                          March 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------
1.  BASIS OF                 (a) The Company and its domestic consolidated
    FINANCIAL                subsidiaries maintain their books of account in
    STATEMENT                conformity with financial accounting standards in
    PRESENTATION AND         Japan, and its overseas subsidiaries in conformity
    TRANSLATION              with those of the countries of their domicile.

                                  The accompanying consolidated financial
                             statements are presented in accordance with accounting principles generally accepted in Japan. Certain modifications in format have been made to facilitate understanding by readers outside Japan.

                             (b) The consolidated financial statements presented
                             herein are expressed in yen and, solely for the
                             convenience of the reader, have been translated
                             into U.S. dollars at the rate of Y132=US$1.00.
                             This translation should not be construed as a
                             representation that yen have been, could have been
                             or could in the future be converted into U.S.
                             dollars at the above or any other rate.
--------------------------------------------------------------------------------
2.  SIGNIFICANT              (a) PRINCIPLES OF CONSOLIDATION
    ACCOUNTING
    POLICIES                      The consolidated financial statements include
                             the accounts of the Company and its significant subsidiaries. The accounts of the consolidated subsidiaries are included on the basis of their fiscal years which end on March 31, except for certain subsidiaries whose fiscal year-end is December 31.

                                  All significant intercompany balances and
                             transactions have been eliminated in consolidation.

                                  The difference between the cost and the
                             underlying net equity at the respective acquisition date of each investment in consolidated subsidiaries is amortized over a five-year period.

                             (b) CASH EQUIVALENTS

                             Cash equivalents include all highly liquid debt instruments with a maturity of three months or less when purchased.

                             (c) INVENTORIES (See Note 3)

                             Inventories of the Company are stated at cost determined principally by the weighted average method. Inventories of subsidiaries are stated principally at the lower of cost (generally on a first-in, first-out basis) or market.

                             (d) MARKETABLE SECURITIES AND INVESTMENTS IN
                             SECURITIES

                             Marketable securities and investments in securities are stated at cost determined by the weighted average method.

                             (e) INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AND AFFILIATES

                             Investments in unconsolidated subsidiaries and affiliates (companies owned 20% to 50%) are principally stated at cost determined by the weighted average method.

                             (f) DEPRECIATION

                             Depreciation of property, plant and equipment is computed principally by the declining-balance method, whereas overseas subsidiaries compute depreciation by the straight-line method over the estimated useful lives of the respective assets.

                             (g) REPAIRS AND MAINTENANCE

                             Normal repair and maintenance expenses are charged to income as incurred. Costs of betterments and renewals are capitalized.

                             (h) RESEARCH AND DEVELOPMENT

--------------------------------------------------------------------------------
                             Research and development expenses are charged to income as incurred.

                             (i) BONUSES

                             Bonuses to employees, which are paid semiannually, are accrued based upon management's estimate of the annual amount. In Japan, bonuses to directors and corporate auditors, which are subject to the approval of the shareholders, are accounted for as an appropriation of retained earnings.

                             (j) LEASE TRANSACTIONS (See Note 17)

                             The Company and various consolidated subsidiaries lease certain equipment under noncancelable lease agreements referred to as finance leases. Finance leases, other than those which transfer the ownership of the leased property to the lessee, are accounted for as operating leases.

                             (k) INCOME TAXES (See Note 13)

                             Provision is made in the consolidated accounts to reflect the interperiod allocation of income taxes arising from timing differences in the recognition of certain income and expenses for financial reporting and tax purposes, particularly for gains (losses) which arise as a result of consolidation such as the elimination of unrealized intercompany profits.

                             (l) RETIREMENT AND SEVERANCE BENEFITS (See Note 11)

                             Upon retirement or the termination of employment for reasons other than dismissal for cause, employees of the Company and certain consolidated subsidiaries are entitled to lump-sum payments. The Company has a noncontributory funded pension plan for all qualified regular employees in respect of retirement and severance benefits. At March 31, 1998, approximately 95% of such employees were covered by the pension plan. Past service cost is being amortized over an 18-year period. In addition, certain consolidated subsidiaries have funded pension plans for qualified employees. The Company has also provided for estimated retirement and severance benefits to directors and corporate auditors. Provision has been made in the financial statements for the estimated accrued liability for retirement and severance benefits not covered by the pension plans.

                             (m) NET INCOME PER SHARE

                             Net income per share is computed based upon the weighted average number of shares of common stock outstanding during each fiscal year, adjusted for the free distribution of common stock.

                             (n) TRANSLATION OF FOREIGN CURRENCIES

                             Foreign currency amounts are translated into yen amounts on the basis of the year-end rates for monetary current assets and current liabilities and at historical rates for all other accounts. Gains (losses) resulting from such translation adjustments are credited or charged to income as incurred.

                                  The Company implemented a new accounting
                             standard for foreign currency transactions, etc., announced by the Business Accounting Deliberation Council in May 1995. Accordingly, since the year ended March 31, 1996, the financial statements of overseas subsidiaries have been translated into yen on the basis of the year-end rates for the balance sheet accounts, except for the components of shareholders' equity which have been translated at historical rates. The differences resulting from such translations are included under other assets and amounted to Y3,475 million ($26,326 thousand) and Y4,008 million for the years ended March 31, 1998 and 1997, respectively. Income and expenses are translated at the average exchange rates for the year.

--------------------------------------------------------------------------------
3.  INVENTORIES              A summary of inventories at March 31, 1998 and 1997
                             is as follows:


                                                              ---------------------      -------------------------
                                                                 Millions of yen         Thousands of U.S. dollars
                                                              ---------------------      -------------------------
                                                                 1998        1997                  1998
                             Finished goods..................  Y  87,718  Y  75,977             $664,530
                             Work in process.................     28,651     30,480              217,053
                             Raw materials and supplies......      8,718      6,844               66,046
                                                              ---------- ----------            --------
                                                               Y 125,087  Y 113,301            $947,629

--------------------------------------------------------------------------------
4.  SHORT-TERM               The annual interest rates on short-term bank loans
    BANK LOANS AND           ranged from 1% to 22% in 1998 and from 1% to 16% in
    LONG-TERM DEBT           1997. Short-term bank loans included borrowings
                             under acceptances by overseas subsidiaries in amounts of Y 47,181 million ($357,432 thousand) and Y 43,981 million at March 31, 1998 and 1997, respectively.

                             Long-term debt at March 31, 1998 and 1997 consisted of the following:


                                                                                 Millions of yen          Thousands of U.S. dollars
                                                                              ------------------------    -------------------------
                                                                                 1998          1997                 1998
                                                                              ---------      ---------            --------
                             2.3% yen unsecured bonds, due 2002..........      Y 10,000       Y     --            $ 75,758
                             3.0% yen unsecured bonds, due 2004..........        10,000             --              75,758
                             5 1/2% deutsche mark bonds with
                               warrants, due 1998........................        16,238         16,238             123,015
                             Zero coupon deutsche mark convertible
                              bonds, due 1997............................            --              3                  --
                             Loans with banks, due through 2018, at interest
                              rates ranging from 1% to 13% at March 31, 1998
                              and 1997:
                               Secured...................................          4,209         7,116              31,886
                               Unsecured.................................         22,901        21,650             173,493
                                                                              ---------      ---------            --------
                                                                                  63,348        45,007             479,910
                               Less current portion......................         21,429         4,835             162,341
                                                                              ---------      ---------            --------
                                                                                Y 41,919      Y 40,172            $317,569
                                                                              ---------      ---------            --------
                                                                              ---------      ---------            --------



                                  The aggregate annual maturities of long-term
                             debt subsequent to March 31, 1998 are summarized as follows:


                             Years ending March 31                              Millions of yen           Thousands of U.S. dollars
                                                                                ---------------           -------------------------
                             1999...........................................       Y 21,429                      $162,341
                             2000...........................................          4,512                        34,182
                             2001...........................................          4,132                        31,303
                             2002...........................................          9,672                        73,273
                             2003...........................................         12,864                        97,455
                             2004 and thereafter............................         10,739                        81,356
                                                                                  ---------                      --------
                                                                                   Y 63,348                      $479,910
                                                                                  ---------                      --------
                                                                                  ---------                      --------


                                  The 2.3% yen unsecured bonds in the amount of
                             Y10,000 million ($75,758 thousand) were issued by the Company in October 1997. All the outstanding bonds can be repurchased at any time prior to maturity at the option of the Company, in whole or in part at any price in the market or otherwise.

                                  The 3.0% yen unsecured bonds in the amount of
                             Y10,000 million ($75,758 thousand) were issued by the Company in December 1997. All the outstanding bonds can be repurchased at any time prior to maturity at the option of the Company, in whole or in part at any price in the market or otherwise.

                                  The 5 1/2% deutsche mark bonds with warrants
                             in the amount of Y16,238 million ($123,015 thousand) were redeemed on April 23, 1998 by the Company. Prior to the redemption, 925,790 shares of common stock of the Company were issued upon exercise of the warrants, as described in Note 19.

                                   The Company has entered into various
                             currency and interest rate swap agreements in order to hedge against the risk of exposure to foreign currency fluctuations resulting from the issuance of the 5 1/2% deutsche mark bonds with warrants, due 1998.

                                    As is customary in Japan, long-term and
                             short-term bank loans are made under general
                             agreements which provide that additional security
                             and guarantees for present and future indebtedness
                             will be given under certain circumstances at the
                             request of the bank, and that any collateral so
                             furnished will be applicable to all indebtedness
                             due to that bank. In addition, the agreements
                             provide that the bank has the right to offset cash
                             deposited against any long-term or short-term debt
                             that becomes due and, in the case of default and
                             certain other specified events, against all other
                             debts payable to the bank.
--------------------------------------------------------------------------------
5. INVESTMENT IN             Investments in securities--other includes
   SECURITIES--OTHER         securities whose quoted market values at March 31,
                             1998 and 1997 are compared with their related book values as follows:


                                                                     Millions of yen          Thousands of U.S. dollars
                                                                 ----------------------       -------------------------
                                                                    1998        1997                       1998
                                                                 ----------  ----------                  --------
                             Book values...................       Y  33,116   Y  31,717                  $250,879
                             Market values.................          28,474      34,476                   215,712

--------------------------------------------------------------------------------
6.   PLEDGED ASSETS          The following assets were pledged as collateral for
                             obligations at March 31, 1998 and 1997:


                                                                                Millions of yen        Thousands of U.S. dollars
                                                                            ------------------------   -------------------------
                                                                               1998         1997                 1998
                                                                            -----------  -----------           --------
                               Property, plant and equipment, net of
                                 accumulated depreciation..................  Y   15,937   Y   16,603           $120,735
                               Investments in securities...................         810          604              6,136
                               Other investments...........................          --            1                 --
                                                                            -----------  -----------           ---------
                                                                             Y   16,747   Y   17,208           $126,871
                                                                            -----------  -----------           ---------
                                                                            -----------  -----------           ---------



                             The obligations secured by such collateral at March 31, 1998 and 1997 were as follows:


                                                                                Millions of yen       Thousands of U.S. dollars
                                                                             -------------------      -------------------------
                                                                               1998         1997                1998
                                                                             --------  ----------             -------
                             Short-term bank loans.......................     Y   224    Y  3,886             $ 1,697
                             Long-term debt, including current portion...       4,209       7,116              31,886
                             Long-term liabilities--other, including
                              current portion...........................        1,779       1,832              13,447
                             Notes discounted............................         852         203               6,455
                                                                             --------   ---------             -------
                                                                              Y 7,064    Y 13,037             $53,515
                                                                             --------   ---------             -------
                                                                             --------   ---------             -------


--------------------------------------------------------------------------------

7.  LEGAL RESERVE AND        The Commercial Code of Japan provides that an
    CASH DIVIDENDS           amount equal to at least 10% of cash dividends and
                             bonuses to directors and corporate auditors paid by
                             the Company and its domestic consolidated
                             subsidiaries be appropriated to the legal reserve
                             until such reserve equals 25% of stated capital.
                             The legal reserve is not available for dividends
                             but may be used to reduce a deficit or may be
                             transferred to stated capital.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
8.  COMMON STOCK             The Commercial Code of Japan provides that an
                             amount equal to at least 50% of the proceeds from
                             the issuance of stock, either by the sale of new
                             shares or as a result of the conversion of
                             convertible debentures or notes or the exercise of
                             warrants sold after 1981, be credited to the
                             capital surplus account. For the year ended March
                             31, 1998, the Company issued 4,690 shares of common
                             stock upon the conversion of bonds. For the year
                             ended March 31, 1997, no shares were issued.
--------------------------------------------------------------------------------
9.  TREASURY STOCK           The Company introduced a unit share system as
                             permitted under the Commercial Code of Japan. Under
                             this system, shareholders holding fewer than 1,000
                             shares are not permitted to exercise voting rights.
                             Accordingly, the Company repurchased its shares
                             from shareholders who held fewer than 1,000 shares
                             and have requested such repurchases. The treasury
                             stock in the accompanying consolidated balance
                             sheets represents the cost of the repurchased
                             shares, which are expected to be resold
                             subsequently to third parties.
--------------------------------------------------------------------------------
10. SALES TO AND             Sales to and purchases from unconsolidated
    PURCHASES FROM           subsidiaries and affiliates for the years ended
    UNCONSOLIDATED           March 31, 1998, 1997 and 1996 were as follows:
    SUBSIDIARIES AND

                                                                                                                   Thousands of
                                                                                         Millions of yen           U.S. dollars
                                                                            ---------------------------------    -----------------
                                                                               1998         1997      1996            1998
                                                                            -----------  ---------- ---------       --------
                             Sales to:...............................         Y 15,559      14,690   Y 15,869        $117,871
                             Purchases from...............                       5,550       9,377      6,068          42,045


--------------------------------------------------------------------------------
11.  PENSION PLANS           The charges to income under the Company's and its
                             consolidated subsidiaries' retirement, severance
                             and pension plans amounted to Y3,700 million
                             ($28,030 thousand), Y3,279 million and Y3,125
                             million for the years ended March 31, 1998, 1997
                             and 1996, respectively.
--------------------------------------------------------------------------------
12. EXTRAORDINARY
    ITEM                     Other, net, for the year ended March 31, 1996
                             included losses of Y2,259 million in the
                             aggregate on restructuring-related expenses and
                             Y5,178 million on payments for special retirement
                             benefits.
--------------------------------------------------------------------------------
13. INTERPERIOD
    INCOME TAX               Interperiod income tax allocation is made under
    ALLOCATION               certain circumstances as described in Note 2(k).
                             The  cumulative net deferred income tax
                             benefits which resulted from such allocation at March 31, 1998 and 1997 have been reflected under other current assets in the accompanying consolidated balance sheets in the amounts of Y15,880 million ($120,303 thousand) and Y2,999 million, respectively.

                                  The Company did not recognize interperiod
                             income tax allocations on intercompany profits in
                             amounts of Y8,219 million and Y7,138 million
                             for the years ended March 31, 1997 and 1996,
                             respectively, since realization beyond any
                             reasonable doubt was not assured.
--------------------------------------------------------------------------------
14. DERIVATIVES
    TRANSACTIONS             1. STATUS OF DERIVATIVES TRANSACTIONS

                             (a) TYPES AND OBJECTIVES To avoid the effects of currency rate fluctuations on the value of foreign currency assets and liabilities, the Company utilizes forward foreign exchange contracts to hedge certain foreign currency assets and liabilities (mainly those associated with the Company's export and import transactions). Also, to avoid the effects of currency exchange rate and interest rate fluctuations on monetary assets and liabilities, the Company has entered into currency and interest rate swaps.

                             (b) DERIVATIVES POLICY The Company utilizes derivatives to hedge the risk of fluctuations in foreign currency exchange rates and interest rates. Under the Company's policy, derivatives are not entered into for speculative purposes.

                             (c) TYPES OF RISKS INHERENT IN DERIVATIVE
                             TRANSACTIONS

                                   Forward foreign exchange contracts,
                             currency options, and currency swaps involve the risk of fluctuations in foreign currency exchange rates. In addition, interest rate swaps also involve the risk of fluctuations in interest rates. The Company, however, utilizes derivatives effectively as a hedging strategy in order to reduce the risk inherent in its assets and liabilities, and these transactions are not likely to have a major impact on the Company's performance. In addition, when conducting derivatives transactions, the Company selects only financial institutions with high credit ratings; accordingly, the risk of counterparties failing to perform their obligations is minimal.

                             (d) RISK MANAGEMENT SYSTEMS FOR DERIVATIVES

                                   The Company's Finance Division is responsible
                             for making the arrangements for, and managing the risk inherent in, the Company's derivatives positions. The Company has not prepared a set of policies for derivatives, but in employing derivatives in managing currency risk, the Company limits its derivatives to those required by its actual volume of transactions. Moreover, each month, the director responsible for finance reports to the Managing Directors' Committee on forward foreign exchange contracts and currency options and this committee sets the policy for the utilization of derivatives. Other significant derivative transactions require the approval of the Board of Directors or the Managing Directors' Committee.

                             (e) OTHER MATTERS

                                   The contract values or notional principal
                             amounts presented in the following tables do not reflect the actual level of risk associated with the Company's derivatives transactions.

                             2. MARKET VALUE OF DERIVATIVES TRANSACTIONS

                             (a) CURRENCY-RELATED DERIVATIVES


                                                                                            Millions of yen
                                                                  ----------------------------------------------------------------
                                                                                 1998                               1997
                                                                  -------------------------------- -------------------------------
                                                                    Contract value                   Contract value
                                                                  (notional principal              (notional principal
                                                                       amount)        Market Value      amount)        Market Value
                                                                   -------------     -------------    -----------    --------------
                             Forward foreign exchange contracts:
                              To sell foreign currencies.......       Y 53,948          Y 54,812        Y 33,711          Y 35,153
                              To buy foreign currencies........         13,820            14,541           2,145             2,377
                             Currency swaps.....................           208                22             322                --
                                                                     ---------         ---------       ---------         ---------
                                                                      Y 67,976          Y 69,375        Y 36,178          Y 37,530
                                                                     ---------         ---------       ---------         ---------
                                                                     ---------         ---------       ---------         ---------




                                                                   ------------------------------------
                                                                             Thousands of U.S.
                                                                                  dollars
                                                                                    1998
                                                                   ------------------------------------
                                                                     Contract value
                                                                   (notional principal
                                                                         amount)          Market Value
                                                                   ----------------     --------------
                             Forward foreign exchange contracts:
                              To sell foreign currencies.......          $408,697           $415,242
                              To buy foreign currencies........           104,697            110,159
                             Currency swaps.....................            1,576                167
                                                                         --------           --------
                                                                         $514,970           $525,568
                                                                         --------           --------
                                                                         --------           --------



                             (b) INTEREST-RELATED DERIVATIVES


                                                                                            Millions of yen
                                                                  ----------------------------------------------------------------
                                                                                 1998                               1997
                                                                  -------------------------------- -------------------------------
                                                                    Contract value                   Contract value
                                                                  (notional principal              (notional principal
                                                                       amount)        Market Value      amount)        Market Value
                             Interest rate swaps:
                              Pay--fixed interest rate swaps....      Y 10,000          Y (435)              --                --
                              Receive--fixed interest rate swaps        10,000              12               --                --
                                                                     ---------         -------          -------           --------
                                                                      Y 20,000          Y (423)              --                --
                                                                     ---------         -------          -------           --------
                                                                     ---------         -------          -------           --------




                                                                             Thousands of U.S.
                                                                                  dollars
                                                                                    1998
                                                                   ------------------------------------
                                                                     Contract value
                                                                   (notional principal
                                                                         amount)          Market Value
                             Interest rate swaps:
                              Pay--fixed interest rate swaps....        $ 75,758             $(3,296)
                              Receive--fixed interest rate swaps          75,758                  91
                                                                        --------             -------
                                                                        $151,516             $(3,205)
                                                                        --------             -------
                                                                        --------             -------


--------------------------------------------------------------------------------
15. CONTINGENT               At March 31, 1998, contingent liabilities for notes
    LIABILITIES              discounted in the ordinary course of business
                             amounted to Y3,257 million ($24,674 thousand). At
                             March 31, 1998, contingent liabilities for guarantees of loans amounted to Y625 million
                             ($4,735 thousand), which includes Y450 million
                             ($3,409 thousand) in respect to certain
                             unconsolidated subsidiaries.

--------------------------------------------------------------------------------

16. SUPPLEMENTAL             The Company and its consolidated subsidiaries made
    DISCLOSURES OF           interest payments of Y9,515 million ($72,083
    CASH FLOW                thousand), Y9,548 million and Y8,939 million
    INFORMATION              for the years ended March 31, 1998, 1997 and 1996,
                             respectively. The Company and its consolidated subsidiaries paid Y1,863 million ($14,114 thousand), Y1,797 million and Y1,500 million for income taxes for the years ended March 31, 1998, 1997 and 1996, respectively.

                                  During the years ended March 31, 1998 and
                             1996, common stock issued and capital surplus
                             related to the conversion of convertible bonds
                             amounted to Y3 million ($23 thousand) and Y74
                             million, respectively.
--------------------------------------------------------------------------------
17. LEASE
    TRANSACTIONS             Information on the lease payments of the Company
                             and its subsidiaries is summarized as follows:

                             (a) For finance leases, exclusive of those which transfer the ownership of the leased equipment to the lessee:


                             At March 31, 1998                            Millions of yen     Thousands of U.S. dollars
                             -----------------                            ---------------     -------------------------
                             Unexpired lease payments:
                              1 year or less..........................      Y   6,619                 $ 50,144
                              Over 1 year.............................          7,509                   56,886
                                                                            Y  14,128                 $107,030



                                                                           Millions of Yen    Thousands of U.S. Dollars
                                                                           ---------------    -------------------------
                             For the years ended March 31                  1998       1997                1998
                             ----------------------------                  -----     -----               -----
                             Lease payments...........................    Y 6,917    Y 7,151            $52,402


                             (b) For operating leases:


                             At March 31, 1998                            Millions of yen     Thousands of U.S. dollars
                             -----------------                            ---------------     -------------------------
                             Unexpired lease payments:
                              1 year or less..........................        Y  2,225                $16,856

                              Over 1 year.............................           6,144                 46,546
                                                                             ---------                -------
                                                                              Y  8,369                $63,402
                                                                             ---------                -------
                                                                             ---------                -------



                             Information on the lease income of the Company and its subsidiaries is summarized as follows:

                             (a) For finance leases, exclusive of those which transfer the ownership of the leased equipment to the lessee:


                             At March 31, 1998                            Millions of yen     Thousands of U.S. dollars
                             -----------------                            ---------------     -------------------------
                             Unexpired lease income:
                              1 year or less..........................      Y   638                   $ 4,833
                              Over 1 year.............................          983                     7,447
                                                                           --------                   -------
                                                                            Y 1,621                   $12,280
                                                                           --------                   -------
                                                                           --------                   -------



                                                                           Millions of Yen    Thousands of U.S. Dollars
                                                                           ---------------    -------------------------
                             For the years ended March 31                  1998       1997                1998
                             ----------------------------                  -----     -----               -----
                             Lease income............................       Y   530   Y  69              $4,015


                             (B) For operating leases:


                             At March 31, 1998                            Millions of yen     Thousands of U.S. dollars
                             -----------------                            ---------------     -------------------------
                             Unexpired lease income:
                               1 year or less.......................         Y  2,062                  $15,621
                               Over 1 year..........................            2,284                   17,303
                                                                            ---------                  --------
                                                                             Y  4,346                   32,924
                                                                            ---------                  --------
                                                                            ---------                  --------

--------------------------------------------------------------------------------
18. SEGMENT                  The Company and its consolidated subsidiaries
    INFORMATION              operate principally in three industry segments:
                             image information products, optical products and other.

                                  The image information products segment
                             includes primarily photocopiers, OA systems
                             (printers, facsimile machines, word processors and document imaging products) and related accessories. The optical products segment includes primarily cameras, lenses, binoculars, radiometric instruments, planetariums and related accessories. The segment entitled "Other" includes items not classified under image information products or optical products.

The following tables present information by industry segment and geographic area as well as overseas sales of the Company and its consolidated subsidiaries for the years ended March 31, 1998, 1997 and 1996:

                         INFORMATION BY INDUSTRY SEGMENT


                                      Image
                                   information      Optical                                                          Consolidated
                                     products       products           Other           Total         Eliminations*       total
                                   ------------   -------------     -----------     -----------      -------------   ------------
Year Ended March 31, 1998                                                    Millions of yen
Net sales:
   Unaffiliated customers.....      Y   359,176     Y   119,807      Y    11,276     Y   490,259      Y        --      Y   490,259
   Intersegment...............              200             121              550             871             (871)              --
                                   ------------    ------------     ------------    ------------     ------------     ------------
     Total....................          359,376         119,928           11,826         491,130             (871)         490,259
Operating expenses............          333,947         118,278           11,812         464,037             (871)         463,166
                                   ------------    ------------     ------------    ------------     ------------     ------------
   Operating profit...........      Y    25,429         Y 1,650      Y        14     Y    27,093      Y        --      Y    27,093
                                   ------------    ------------     ------------    ------------     ------------     ------------
Assets........................      Y   275,856      Y  105,395      Y     5,043     Y   386,294      Y    68,796      Y   455,090
Depreciation expense..........           15,138           3,969               56          19,163               69           19,232
Capital expenditures..........           24,864           4,418               68          29,350               --           29,350

Year ended March 31, 1 97                                                    Millions of yen
Net sales:
   Unaffiliated customers.....      Y   318,310     Y   122,342      Y     7,422     Y   448,074      Y        --      Y   448,074
   Intersegment...............              976             472              739           2,187           (2,187)              --
                                   ------------    ------------     ------------    ------------     ------------     ------------
     Total....................          319,286         122,814            8,161         450,261           (2,187)         448,074
Operating expenses............          300,379         121,047            8,477         429,903           (2,187)         427,716
                                   ------------    ------------     ------------    ------------     ------------     ------------
   Operating profit (loss)....      Y    18,907     Y     1,767      Y      (316)    Y    20,358      Y        --      Y    20,358
                                   ------------    ------------     ------------    ------------     ------------     ------------
Assets........................      Y   235,671     Y   107,180      Y     4,026     Y   346,877      Y    57,548      Y   404,425
Depreciation expense..........           13,142           3,835               66          17,043               77           17,120
Capital expenditures..........           15,930           3,832               47          19,809               --           19,809

Year ended March 31, 1996                                                    Millions of yen
Net sales:
   Unaffiliated customers.....      Y   253,869     Y   105,792      Y     6,090     Y   365,751      Y        --      Y   365,751
   Intersegment...............              556              95              575           1,226           (1,226)              --
                                   ------------    ------------     ------------    ------------     ------------     ------------
     Total....................          254,425         105,887            6,665         366,977           (1,226)         365,751
Operating expenses............          243,624         102,683            6,650         352,957           (1,226)         351,731
                                   ------------    ------------     ------------    ------------     ------------     ------------
   Operating profit...........      Y    10,801     Y     3,204      Y        15     Y    14,020      Y        --      Y    14,020
                                   ------------    ------------     ------------    ------------     ------------     ------------
Assets........................      Y   195,836     Y   102,371      Y     3,790     Y   301,997      Y    53,990      Y   355,987
Depreciation expense..........           10,692           3,823               59          14,574               43           14,617
Capital expenditures..........           13,424           3,735               36          17,195               --           17,195




                                        Image
                                     information      Optical                                                   Consolidated
                                       products       products       Other        Total        Eliminations*        total
                                    ------------    -----------    ----------  -----------     -------------    ------------
YEAR ENDED MARCH 31, 1998                                               Thousands of U.S. DollaRS

Net sales:
   Unaffiliated customers.....       $2,721,030        $907,629       $85,424     $3,714,083        $   --         $3,714,083
   Intersegment...............            1,515             917         4,167          6,599         (6,599)               --
                                     ----------        --------       -------     ----------        -------        ----------
     Total....................        2,722,545         908,546        89,591      3,720,682         (6,599)        3,714,083
Operating expenses............        2,529,901         896,046        89,485      3,515,432         (6,599)        3,508,833
                                     ----------        --------       -------     ----------        -------        ----------
   Operating profit...........       $  192,644        $ 12,500       $   106     $  205,250        $     --       $  205,250
                                     ----------        --------       -------     ----------        -------        ----------
                                     ----------        --------       -------     ----------        -------        ----------
Assets........................       $2,089,818        $798,447       $38,205     $2,926,470        $521,182        3,447,652
Depreciation expense..........          114,682          30,068           424        145,174             523          145,697
Capital expenditures..........          188,363          33,470           515        222,348               --         222,348


----------
* The amounts for assets in the eliminations column includes Y 68,986 million ($522,621 thousand), Y58,431 million and Y54,457 million of assets maintained for general corporate purposes, principally excess funds under management (cash and negotiable securities) and long-term investments (investment securities) of the Company at March 31, 1998, 1997 and 1996, respectively.

                         INFORMATION BY GEOGRAPHIC AREA


                                              North                                                                Consolidated
                                  Japan      America      Europe        Other         Total       Eliminations*        total
                               --------------------------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 1998                                                   Millions of yen
                               -------------------------------------------------------------------------------------------------
Net sales:

   Unaffiliated customers...    Y 182,963   Y 147,610   Y 138,693     Y  20,993    Y  490,259     Y       --       Y  490,259
   Intersegment.............      169,762         312         776        76,384       247,234       (247,234)             --
                               ----------  ----------  ----------    ----------   -----------    ------------     ------------
     Total..................      352,725     147,922     139,469        97,377       737,493       (247,234)        490,259
Operating expenses..........      334,363     144,043     132,990        93,268       704,664       (241,498)        463,166
                               ----------  ----------  ----------    ----------   -----------    ------------     ------------
   Operating profit.........    Y  18,362   Y   3,879   Y   6,479     Y   4,109    Y   32,829     Y   (5,736)      Y  27,093
                               ----------  ----------  ----------    ----------   -----------    ------------     ------------

   Assets...................    Y 188,414   Y  91,892   Y  95,460     Y  38,629    Y  414,395      Y  40,695       Y 455,090
                               ----------  ----------  ----------    ----------   -----------    ------------     ------------
                               ----------  ----------  ----------    ----------   -----------    ------------     ------------




                                                                                                                   Consolidated
                                                          Japan     International     Total       Eliminations*        total
                                                       ---------------------------------------------------------------------------
Year ended March 31, 1997                                                           Millions of yen
                                                       ---------------------------------------------------------------------------
Net sales:
   Unaffiliated customers............................ Y   168,019  Y   280,055   Y    448,074    Y          --      Y   448,074
   Intersegment......................................     131,488       44,084        175,572         (175,572)             --
                                                     ------------ ------------  -------------   ---------------    ------------
     Total...........................................     299,507      324,139        623,646         (175,572)         448,074
Operating expenses...................................     287,287      313,581        600,868         (173,152)         427,716
                                                     ------------ ------------  -------------   ---------------    ------------
   Operating profit.................................. Y    12,220  Y    10,558   Y     22,778    Y      (2,420)     Y    20,358
                                                     ------------ ------------  -------------   ---------------    ------------
                                                     ------------ ------------  -------------   ---------------    ------------
Assets............................................... Y   173,618  Y   205,133   Y    378,751    Y      25,674      Y   404,425



                                                          ---------------------------------------------------------------------
Year ended March 31, 1996                                                              Millions of yen
                                                          ---------------------------------------------------------------------
Net sales:
   Unaffiliated customers............................... Y   138,734  Y   227,017   Y    365,751    Y          --     Y  365,751
   Intersegment.........................................     112,289       37,781        150,070         (150,070)            --
                                                          ----------   ----------    -----------     ------------    -----------
     Total..............................................     251,023      264,798        515,821         (150,070)       365,751
Operating expenses......................................     245,189      255,188        500,377         (148,646)       351,731
                                                          ----------   ----------    -----------     ------------    -----------
   Operating profit..................................... Y     5,834  Y     9,610   Y     15,444    Y      (1,424)  Y     14,020
                                                          ----------   ----------    -----------     ------------    -----------
                                                          ----------   ----------    -----------     ------------    -----------
Assets.................................................. Y   151,051  Y   172,499   Y    323,550    Y      32,437   Y    355,987



                                                 North                                                                 Consolidated
                                     Japan      America        Europe        Other         Total       Eliminations*      total
                                 --------------------------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 1998                                             Thousands of U.S. dollars
                                 --------------------------------------------------------------------------------------------------
Net sales:
   Unaffiliated customers...     $1,386,083   $1,118,258    $1,050,704    $  159,038   $ 3,714,083     $         --    $  3,714,083
   Intersegment.............      1,286,076        2,363         5,879       578,667     1,872,985        (1872,985)             --
                                 ----------   ----------    ----------    ----------   -----------     ------------    ------------
     Total..................      2,672,159    1,120,621     1,056,583       737,705     5,587,068       (1,872,985)      3,714,083
Operating expenses..........      2,533,053    1,091,234     1,007,500       706,576     5,338,363       (1,829,530)      3,508,833
                                 ----------   ----------    ----------    ----------   -----------     ------------    ------------
   Operating profit.........     $  139,106   $   29,387    $   49,083    $   31,129   $   248,705     $    (43,455)   $    205,250
                                 ----------   ----------    ----------    ----------   -----------     ------------    ------------
                                 ----------   ----------    ----------    ----------   -----------     ------------    ------------
Assets......................     $1,427,379   $  696,151    $  723,182    $  292,644   $ 3,139,356     $    308,296    $  3,447,652



* The amounts for assets in the eliminations column includes Y68,986 million ($522,621 thousand), Y58,431 millION and Y54,457 million of assets maintained for general corporate purposes, principally excess funds under management (cash and negotiable securities) and long-term investments (investment securities) of the Company at March 31, 1998, 1997 and 1996, respectively.

                                 OVERSEAS SALES


                                                       Overseas Sales
                                   --------------------------------------------------------
                                      North                                                  Consolidated
                                     America        Europe        Other       Total (A)       total (B)
                                   ------------------------------------------------------------------------
Year ended March 31                                            Millions of yen                                    (A)/(B) (%)
                                   ------------------------------------------------------------------------       -----------
1998............................. Y   170,584   Y   166,690   Y    41,492  Y    378,766    Y     490,259             77.3%
1997.............................                                          Y    337,335    Y     448,074             75.3%
1996.............................                                          Y    271,870    Y     365,751             74.3%
                                   ------------------------------------------------------------------------
Year ended March 31                                       Thousands of U.S. dollars
1998.............................  $1,292,303    $1,262,803    $  314,333   $ 2,869,439     $  3,714,083



--------------------------------------------------------------------------------
19. SUBSEQUENT EVENTS        Upon exercise of the warrants attached to the
                             5 1/% deutsch mark bonds due 1998, 925,790 shares of the Company's common stock were issued during the period from April 1, 1998 to April 16, 1998. These warrants were exercisable through April
                             16, 1998. As a result, common stock and capital surplus at April 16, 1998 increased Y371 million
                             ($2,811 thousand) and Y369 million ($2,795 thousand), respectively. The bonds referred to above in the amount of Y16,238 million ($123,015 thousand) were redeemed on April 23, 1998.

                                  The following appropriations of retained
                             earnings, which have not been reflected in the accompanying consolidated financial statements for the year ended March 31, 1998, were approved at the shareholders' meeting held on June 26, 1998:

                                                                                      Millions of yen   Thousands of U.S. dollars
                                                                                    ------------------  -------------------------
                             Cash dividends (Y3.00 per share)...................        Y    838             $ 6,348
                             Bonuses to directors and corporate auditors..........              50                 379
                             Transfer to legal reserve............................              80                 674



                                       15